Exhibit 10.1

PREFERRED STOCK SUBSCRIPTION AGREEMENT

THIS PREFERRED STOCK SUBSCRIPTION AGREEMENT (as may be amended or modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into on September 25, 2012, by and among LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (the “Company”) and Portman Limited, a Cayman Islands exempted company (“Purchaser”).

WHEREAS, the Company has authorized two series of preferred shares designated the “Series H Convertible Preferred Stock” (“Series H Preferred Stock”) and “Series I Convertible Preferred Stock” (“Series I Preferred Stock” and together with the Series H Preferred Stock, the “Preferred Shares”), which are convertible into shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) in accordance with the terms of the Certificate of Designation governing the Series H Preferred Stock, in the form attached hereto as Exhibit A (the “Series H Certificate of Designation”), or the Series I Preferred Stock, in the form attached hereto as Exhibit B (the “Series I Certificate of Designation”), as applicable;

WHEREAS, the Company has delivered that certain Preemptive Rights Notice in accordance with the Series H Certificate of Designation and the Series I Certificate of Designation pursuant to which the Company provided each holder (collectively, the “Holders”) of shares of Series H Preferred Stock and Series I Preferred Stock the right to purchase: (i) a Pro Rata Share (as defined in the Series H Certificate of Designation and the Series I Certificate of Designation, as applicable) of 51,000 shares of Series H Preferred Stock (the “Offered Shares”) at a purchase price of $1,000 per share of Series H Preferred Stock and (ii) provided that such Holder elects to purchase 95% of its Pro Rata Share of the Offered Shares, a warrant (the “Offered Warrants”) to purchase 163.2653 shares (rounded to the nearest whole share) of Common Stock with respect to each Offered Share purchased by such Holder (such offering of Offered Shares and Offered Warrants being referred to herein as the “Offering”);

WHEREAS, Holders holding rights to purchase 24,500 Offered Shares and Offered Warrants to purchase 4,000,000 shares of Common Stock previously assigned Purchaser their respective rights to purchase a Pro Rata Share of the Offered Shares and the Offered Warrants (the “Assignment”) and Purchaser has separately elected to exercise such rights;

WHEREAS, the Company desires to sell to Purchaser and Purchaser desires to buy from the Company directly pursuant to this Agreement and pursuant to the Assignment and the related notice of exercise: (i) 24,500 shares of Series H Preferred Stock (the “Purchased Shares”), each at a purchase price of $1,000 per share and a stated value of $1,000 per share, for total consideration of $24,500,000 (the “Purchase Price”) and (ii) a warrant (the “Warrant”) to purchase 4,000,000 shares of Common Stock, which Warrant shall have the terms and conditions set forth in the Warrant to Purchase Common Stock issued by the Company to Purchaser on the date hereof;

WHEREAS, contemporaneous with the execution of this Agreement, the Company has entered into that certain Preferred Stock Subscription Agreement, dated as of the date hereof, between the Company, Cleantech Europe II (A) LP, a limited partnership established under the laws of England (“Cleantech A”) and Cleantech Europe II (B) LP, a limited partnership established under the laws of England (“Cleantech B” and together with Cleantech A, “Zouk”), pursuant to which the Company has agreed to sell, and Zouk has agreed to purchase: (i) an aggregate of 24,500 shares of Series H Preferred Stock (the “Zouk Shares”) and (ii) warrants to purchase an aggregate of 4,000,000 shares of Common Stock; and

WHEREAS, certain capitalized terms as used herein shall have the meaning set forth in Section 6(a) hereof.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

1. Purchase and Sale of Purchased Shares.

(a) Payment for Purchased Shares; Delivery of Certificates. Subject to the provisions of this Agreement, and relying upon the representations, warranties and covenants set forth herein, Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, the Purchased Shares, free and clear of all Liens (other than restrictions on transfer or Liens under the applicable state and federal securities Laws and pursuant to the Series H Certificate of Designation), for aggregate consideration equal to the Purchase Price, which shall be paid in United States dollars. The closing of the purchase and sale of the Purchased Shares by Purchaser (the “Closing”) shall occur concurrently with the execution hereof. At the Closing: (i) Purchaser shall transmit, or cause to be transmitted, by wire transfer of immediately available funds to the Company, in accordance with the wire transfer instructions attached hereto as Annex A, an amount equal to the Purchase Price, (ii) the Company will deliver to Purchaser certificates representing Purchaser’s Purchased Shares in accordance with this Agreement, registered in the name of Purchaser in such denominations as Purchaser shall request, (iii) Purchaser shall deliver to the Company each of the Transaction Documents to which Purchaser is a party, duly executed by Purchaser, (iv) the Company shall deliver or cause to be delivered to Purchaser each of the Transaction Documents to which the Company and Purchaser is a party, duly executed by each party thereto other than Purchaser, (v) the Company shall cause to be delivered to Purchaser an opinion of Haynes and Boone, LLP, counsel for the Company, in the form attached hereto as Exhibit C and (vi) the Company shall cause to be delivered to Purchaser an opinion of Morris, Nichols, Arsht & Tunnell LLP, special counsel for the Company, in the form attached hereto as Exhibit D.

(b) Use of Purchase Price. The proceeds of the Purchase Price paid by Purchaser shall be used by the Company for general corporate purposes.

2. Company Representations and Warranties. The Company hereby represents and warrants to Purchaser as of the date hereof as follows, qualified by any specific disclosures made by the Company in the disclosure schedule of even date herewith delivered by the Company to Purchaser simultaneously with the execution hereof, referencing the particular subsection of this Section 2 (the “Disclosure Schedule”). The disclosures in any section or subsection of the Disclosure Schedule shall qualify each of the other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections; provided that no disclosures in the Disclosure Schedule shall be deemed to qualify Section 2(h) unless referenced in Section 2(h) of the Disclosure Schedule:

(a) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all licenses, Permits and authorizations necessary to own its properties, rights and assets and carry on its business as presently conducted and is duly qualified to do business as a foreign entity and in good standing in each state or country, if any, in which failure to be so qualified would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company is not in violation of its Certificate of Incorporation or Bylaws.

(b) Company Power. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions of any of the Transaction Documents to be executed, delivered or carried out by the Company hereunder. The Company has the requisite corporate power and authority under the Laws of the State of Delaware to own its properties and carry on its business as presently conducted.

(c) Subsidiaries. Section 2(c) of the Disclosure Schedule lists all Subsidiaries of the Company and their respective jurisdictions of incorporation (collectively, the “Company Subsidiaries” and each, a “Company Subsidiary”). The Company owns, directly or indirectly, all the shares of outstanding Capital Stock of each Company Subsidiary. There are no outstanding securities or rights convertible into or exchangeable for shares of any Capital Stock of any Company Subsidiary and there are no Contracts by which any Company Subsidiary is bound to issue additional shares of Capital Stock. Except as set forth in Section 2(c) of the Disclosure Schedule, all of the shares of Capital Stock of each of the Company Subsidiaries are duly and validly authorized, fully paid and non-assessable and are owned by the Company free and clear of any Lien with respect thereto. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, in each case except where the failure to be so licensed or qualified in any such jurisdiction would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. No Company Subsidiary is subject to any restriction on its ability to make distributions to its owners.

(d) Authorization; Governmental Approvals.

i.

The execution and delivery of this Agreement and the other Transaction Documents, the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company, the issuance, sale and delivery of the Purchased Shares to Purchaser in accordance with this Agreement and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Purchased

Shares (the “Conversion Shares”) in accordance with the terms of the Series H Certificate of Designation have each been duly authorized by all necessary corporate action on the part of the Company.

ii.	Except as required by the Series H Certificate of Designation and the Series I Certificate of Designation and for filings necessary for the sale of the Purchased Shares to qualify for certain exemptions from the registration requirements under state blue sky Laws and federal securities Laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body, and no vote, authorization, consent or approval of the stockholders of the Company, is necessary for (A) the valid execution and delivery of this Agreement by the Company, (B) the execution, issuance and delivery of the Purchased Shares or Conversion Shares, (C) the execution and delivery by the Company of the other Transaction Documents or (D) the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company.

(e) Capital. The Purchased Shares will have the voting powers, designation, preferences, rights and privileges, and the qualifications, limitations and restrictions thereof, set forth in the Series H Certificate of Designation. The Company has reserved for issuance the Conversion Shares. The Purchased Shares have been duly authorized and, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be validly issued and fully paid, and will be free of restrictions on use, voting or transfer or Liens other than restrictions on transfer or Liens under the applicable state and federal securities Laws and pursuant to the Series H Certificate of Designation. Except as set forth in Section 2(e) of the Disclosure Schedule, the issuance and sale of the Purchased Shares is not subject, and will not be subject, to any preemptive rights. The Conversion Shares have been duly authorized, validly reserved for issuance upon conversion of the Purchased Shares, and upon issuance in accordance with the terms hereof and the provisions of the Series H Certificate of Designation, will be duly authorized, validly issued and fully paid, and will be free of restrictions on use, voting or transfer or Liens other than the restrictions on transfer or Liens under the applicable state and federal securities Laws and pursuant to the Series H Certificate of Designation, and will not be subject to any preemptive rights.

(f) Validity and Binding Effect; No Conflicts. This Agreement and each of the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company does not (i) conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (A) any provision of the Certificate of Incorporation, other organizational documents or Bylaws of the Company or any Company Subsidiary; (B) any Contract, Permit or Order to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound; (C) any Law to which the Company or any Company Subsidiary is subject or by which the Company or any Company Subsidiary or any of their respective properties is bound or; (ii) result in the creation or imposition of any Lien upon the properties or assets of the Company or any Company Subsidiary; other than in the case of the foregoing clauses (i)(B), (i)(C) and (iii), such requirements, conflicts, violations, breaches or rights which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2(f) of the Disclosure Schedule and other than those which have been obtained or made, no Consent of any other Person is required on the part of the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby.

(g) Capitalization.

i.

Section 2(g)(i) of the Disclosure Schedule sets forth, a true, complete and correct listing of the following, immediately prior to the open of business on the date hereof: (i) the authorized capitalization of the Company, the number of shares of each class of Capital Stock of the Company issued and outstanding and the number of shares reserved for issuance in connection with the Company’s stock option plans or otherwise, and (ii) all options, warrants, rights to subscribe to, calls, contracts, undertakings, arrangements, Contracts and commitments to issue which may result in the issuance of Capital Stock of the Company or other securities convertible into or exchangeable for shares of Capital Stock (the “Derivative Securities”), including the applicable exercise price of such Derivative Securities. Except as set forth in Section 2(g)(i) of the Disclosure Schedule, as of the open of business on the date hereof, there are (A) no outstanding shares of Capital Stock of, or other equity or voting interest in, the Company, (B) no outstanding Derivative Securities, (C) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract or commitment relating to any Capital Stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (A), (B) and (C), together with the Capital Stock of the Company, being referred to collectively as “Company Securities”) and (D) no other obligations by the Company or any of Company Subsidiary to make any payments based on the price or value of any Company Securities. Except as set forth in Section 2(g)(i) of the Disclosure Schedule, there are no outstanding Contracts of any kind which obligate the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. All of the issued and outstanding shares of the Company’s Capital Stock have been and all shares reserved for issuance will on issuance be, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 2(g)(i) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any obligation (contingent or otherwise)

to repurchase or otherwise acquire or retire any of its Capital Stock. Except as set forth in Section 2(g)(i) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement relating to the voting of, transfer of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company, including any Contract granting any Person the right to require the Company to file a registration statement under the 1933 Act (as defined below) or to require the Company to include any securities in any other registration statement filed by the Company under the 1933 Act.

ii.	After giving pro forma effect to the purchase and sale of the Purchased Shares and the Zouk Shares, Section 2(g)(ii) of the Disclosure Schedule sets forth, as of the close of business on the Business Day immediately preceding the date hereof, a true, complete and correct listing of all the Company’s outstanding: (i) shares of the Common Stock and (ii) Derivative Securities, including the applicable exercise price of such Derivative Securities, other than any Derivative Securities issued pursuant to the Company’s Amended and Restated Equity-Based Compensation Plan or the Company’s 2011 Employee Stock Purchase Plan.

iii.	Other than (i) Company Securities that may have been issued pursuant to Derivative Securities outstanding immediately prior to the open of business on the date hereof, (ii) the Offered Shares and (iii) the Offered Warrants, the Company has not issued or agreed to issue any Company Securities since the open of business on the date hereof and prior to the execution of this Agreement.

(h) SEC Reports; Financial Statements.

i.

As of its filing date, the Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 16, 2012, as amended by the Form 10-K/As filed with the SEC on April 30, 2012, and May 3, 2012 (the “2011 Form 10-K”), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Sarbanes-Oxley Act of 2002, as the case may be, including, in each case, the rules and regulations promulgated thereunder. The Company has filed all other reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC under the 1933 Act or the 1934 Act prior to the date hereof (all such reports and statements required to be filed on or after January 1, 2011 are collectively referred to herein together with the 2011 Form 10-K as the “Company SEC Documents”). As of their respective dates, the Company SEC Documents, including the financial statements contained therein, complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which the Company SEC Documents were filed, and, except to the extent that information contained in any Company SEC Document has been revised or superseded by a document the Company subsequently filed with the SEC, the Company SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document. Neither the Company nor any of its executive officers has received notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

ii.	(A) The financial statements (including the notes related thereto) included in the Company SEC Documents, including the 2011 Form 10-K, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2011, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, the rules of the SEC or policy or applicable Law. (B) The consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2011 included in the 2011 Form 10-K, and the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2012 included in the Company SEC Documents reflect, in each case as of December 31, 2011 and June 30, 2012, respectively, all amounts borrowed and indebtedness incurred under the Debt Facilities or otherwise by the Company or any Company Subsidiary, and all loans or advances made by the Company or any Company Subsidiary to any Person as of such dates.

iii.

The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that are designed to (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company’s Board of Directors (the “Board”) and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries. Except as set forth in Section 2(h)(iii) of the Disclosure Schedule or disclosed in the Company SEC Documents, neither the Company nor, to the knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (1) any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal accounting controls utilized by the Company and the Company Subsidiaries, taken as a whole, or (2) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(i) Absence of Certain Developments. Except as disclosed in the Company SEC Documents or as set forth in Section 2(i) of the Disclosure Schedule, since December 31, 2011:

i.	neither the Company nor any Company Subsidiary has borrowed any amount, incurred any indebtedness under the Debt Facilities or otherwise or become subject to any contingent obligations, or made any loans or advances to any Person;

ii.	no change, development, event, effect, condition or contingency has occurred which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

iii.	neither the Company nor any Company Subsidiary has transferred, issued, sold, encumbered, pledged, or disposed of any shares of their Capital Stock or granted any options, warrants, calls or other rights to purchase or otherwise acquire shares of their Capital Stock other than under the Company’s employee stock option plans, or declared or made any payment or distribution of cash or other property with respect to shares of their Capital Stock, or purchased or redeemed any shares of Capital Stock;

iv.	there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property of the Company or any Company Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

v.	neither the Company nor any Company Subsidiary has entered into, modified or amended any Material Contract, or terminated any Contract that would have been a Material Contract if such Contract were in effect as of the date hereof other than as disclosed by the Company in the Company SEC Documents; and

vi.	neither the Company nor any Company Subsidiary has amended its Certificate of Incorporation, Bylaws or other organizational documents except as contemplated by this Agreement.

(j) Preferred Stock Exemption. The offer and sale of the Purchased Shares by the Company to Purchaser pursuant to and in the manner contemplated by this Agreement will be exempt from the registration requirements of the 1933 Act. Neither the Company nor any Person acting at its direction has taken any action (including any offering of any securities or Capital Stock of the Company under circumstances which would require the integration of such offering with the offering of any of the Purchased Shares pursuant to this Agreement under the 1933 Act and the rules and regulations of the SEC thereunder) which would subject the offering, issuance, exchange or sale of any of the Purchased Shares to Purchaser pursuant to this Agreement to the registration requirements of the 1933 Act.

(k) Debt Facility Compliance. Except to the extent waived or otherwise cured in accordance with the terms thereof, the Company has complied in all material respects with the covenants set forth in (i) that certain Loan Security Agreement, dated as of November 22, 2010, by and among the Company, the guarantors and lenders from time to time party thereto, Wells Fargo Bank, National Association, as agent, and Wells Fargo Capital Finance, LLC, as sole lead arranger, manager and bookrunner (the “Credit Facility”), including without limitation Section 4 thereof, and (ii) that certain Second Lien Letter of Credit, Loan and Security Agreement, dated September 20, 2011, by and among the Company, as borrower, the guarantors and lenders party from time to time thereto and Ares Capital Corporation, as agent (the “LC Facility” and together with the Credit Facility, the “Debt Facilities”). Immediately following the consummation of the transactions contemplated hereby, the Company will be in compliance in all material respects with the covenants set forth in the Debt Facilities. Immediately following the deposit of the Purchase Price required under Section 9.7(b)(iii)(D) of the Credit Facility, the Company will be able to redraw amounts equal to at least the Purchase Price.

(l) No Brokers. Except as set forth in Section 2(l) of the Disclosure Schedule, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee as a result of actions taken by the Company or its Affiliates, directly or indirectly, as a result of, or in connection with the transactions contemplated by this Agreement.

(m) Litigation. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened, that question the validity of this Agreement or the Transaction Documents or any action taken or to be taken by the Company or any Company Subsidiary in connection with the consummation of the transactions contemplated hereby. Except as disclosed in the Company SEC Documents or

Section 2(m) of the Disclosure Schedule, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary or any of their respective properties or assets, at Law or in equity, involving claims of more than $50,000 or that if determined adversely to the Company or any Company Subsidiary would, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect. There is no outstanding or, to the knowledge of the Company, threatened, Order of any Governmental Body against the Company or any Company Subsidiary or any of their respective properties or assets. Except as set forth in Section 2(m) of the Disclosure Schedule, there is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

(n) Employee Benefit Plans.

i.	With respect to any Benefit Plan, no Legal Proceeding has been asserted, instituted, or, to the knowledge of the Company, is threatened or anticipated (other than routine claims for benefits, and appeals of such claims) that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

ii.	Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and is in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, rules and regulations.

iii.	Neither the Company, any Company Subsidiary, nor any other entity which, together with the Company or any Company Subsidiary would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each such entity, an “ERISA Affiliate”) sponsors, maintains, contributes to, or has had an obligation at any time to sponsor, maintain or contribute to, or has had or has any liability in respect of any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(15) of ERISA), or any other plan which is subject to Section 4063, 4064 or 4069 of ERISA. Neither the Company nor any Company Subsidiary has any material liability under any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code. Except as required by Section 4980B of the Code or any similar state or local Law, no Benefit Plan provides any post-retirement or post-employment medical, disability or life insurance benefits or coverage to any Person.

iv.

Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, with respect to any Benefit Plan, (i) there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan that would reasonably be expected to subject the Company or any Company Subsidiary to any tax or penalty imposed by Section 502 of ERISA, Section 4975 of the Code or otherwise, and (ii) no event has occurred and no condition exists that would reasonably be expected to subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, Lien, penalty or liability imposed by or under any applicable Laws, rules and regulations, including ERISA and the Code.

v.	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in combination with any other event, and thereby will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Employee, or (ii) give rise to any other liability or funding obligation under any Benefit Plan or otherwise, including liability for severance pay, unemployment compensation or termination pay.

vi.	Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary has any plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Benefit Plan.

(o) Labor Relations.

i.	Except as set forth in Section 2(o) of the Disclosure Schedule (A) no current Company Employee is represented by a union; (B) to the knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted; (C) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor contract; and (D) to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries currently is subject to or threatened by, a strike, picket, work stoppage, work slowdown or other material labor dispute.

ii.	Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (A) each of the Company and each of the Company Subsidiaries is in material compliance with all applicable Laws relating to employment and (B) neither the Company nor any of the Company Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last six months which remains unsatisfied.

(p) Compliance with Laws; Certain Operations. The Company and the Company Subsidiaries are in compliance in all material respects with all material Laws and Orders promulgated by any Governmental Body applicable to the Company and the Company Subsidiaries or to the conduct of the business or operations of the Company and the Company Subsidiaries or the use of their rights, properties (including any leased properties) and assets. Neither the Company nor any Company Subsidiary has received any written notice of violation or alleged material violation of any such Law or Order by any Governmental Body in any material respect that has not been resolved. Neither the Company nor any Company Subsidiary has received written notice that it is the subject of an investigation by any Governmental Body which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and each of the Company Subsidiaries have all Permits necessary for the conduct of their business, except where the failure to have such Permits would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(q) Real Property and Assets. Except as set forth in Section 2(q) of the Disclosure Schedule, the Company or a Company Subsidiary has good and valid title to, or has a valid leasehold interest in, or has a valid license to use, the real property, tangible properties and physical assets used by it and necessary for the conduct of its business as presently conducted, located on its premises or shown on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2011 as included in the 2011 Form 10-K or acquired thereafter (except for properties and assets disposed of in the ordinary course of business since December 31, 2011), free and clear of all Liens that would materially affect the value thereof or materially interfere with the use made thereof.

(r) Tax Matters. There are no material Taxes due and payable by the Company or any Company Subsidiary which have not been timely paid. All Tax Returns required to be filed by, or on behalf of, the Company and the Company Subsidiaries have been timely filed, and all such Tax Returns were true, correct and complete in all material respects. The unpaid Taxes of the Company and the Company Subsidiaries (i) did not as of the filing date of the 2011 Form 10-K exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the 2011 Form 10-K and (ii) will not exceed that reserve in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing Tax Returns. Each of the Company and each Company Subsidiary has duly and timely withheld and paid over to the appropriate Governmental Body all material Taxes and other amounts required to be so withheld and paid over for all periods under all applicable Laws. Except for Liens for Taxes not yet due and payable, no Liens for Taxes exist upon the assets of the Company or any of the Company Subsidiaries. Except as set forth in Section 2(r) of the Disclosure Schedule, no material audits, investigations or other proceedings are pending or being conducted with respect to Taxes of the Company or the Company Subsidiaries. Except as set forth in Section 2(r) of the Disclosure Schedule, there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. As of the date hereof, neither the Company nor any of the Company Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated Tax Return (other than an affiliated or consolidated group of which the Company was the parent) or (ii) has any liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise. Neither the Company nor any of the Company Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the date of the Closing as a result of (i) a change in method of accounting occurring prior to the date of the Closing; (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the date of the Closing; (iii) a prepaid amount received, or paid, prior to the date of the Closing; (iv) deferred gains arising prior to the date of the Closing; or (v) an election under Section 108(i) of the Code. Neither the Company nor any Company Subsidiary is a party to, or is bound by or subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement. Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(s) Material Contracts. The Company and the Company Subsidiaries are not a party to or bound by any of the following Contracts except as set forth in Section 2(s) of the Disclosure Schedule or described in or filed as an exhibit to the Company SEC Documents (each, including any such Contracts listed in the Company SEC Documents, a “Material Contract,” and collectively, the “Material Contracts”):

i.	any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit to or by the Company, other than accounts receivables and payables in the ordinary course of business and travel and similar advances to employees in the ordinary course of business consistent with past practice;

ii.	any joint venture, partnership, limited liability company, strategic alliance or other similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture;

iii.	any Contracts relating to all mergers, consolidations, recapitalizations, reorganizations or similar transactions, or any acquisitions or dispositions material to the Company, currently contemplated by the Company or that provide any ongoing material liabilities for payment of money, retention of liabilities, assets sold, indemnification or otherwise;

iv.	any Contract providing for the payment by the Company or the Company Subsidiaries of an amount in excess of $150,000 or to the Company or the Company Subsidiaries of an amount in excess of $150,000;

v.	non-competition, non-solicitation or exclusive dealing Contracts or other Contracts that restrict or limit or purport to restrict or limit in any material respect the ability of the Company or any of its Affiliates to solicit customers, potential employees or the manner or location in which the business of the Company or any of its Affiliates may be conducted;

vi.	any Contract the benefits of which will be increased by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

vii.	any other Contract the termination of which, or default under which, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Each of the Material Contracts to which the Company or any Company Subsidiary is a party is in full force and effect and is a valid and binding obligation of the Company or such Company Subsidiary, and to the knowledge of the Company, the other party thereto, enforceable against the Company or such Company Subsidiary, and to the knowledge of the Company, enforceable against the other party thereto in accordance with its terms. Neither the Company, nor to the knowledge of the Company, any other party to a Material Contract to which the Company or any Company Subsidiary is a party, is in breach or violation of, or in default under, any such Material Contract to which it is a party and no event has occurred that, individually or in the aggregate, with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, the Company Subsidiaries or, to the knowledge of the Company, by any other party thereto.

(t) Intellectual Property. Except as set forth in Section 2(t) of the Disclosure Schedule, the Company and the Company Subsidiaries own, have the right to use or can acquire on commercially reasonable terms, all patents, inventions, trademarks, trade names, domain names, trade secrets, know-how, copyrights, software, code, systems, websites, networks, databases and all other intellectual property rights (“Intellectual Property”) necessary to carry on its business as currently conducted. All registered or currently applied for Intellectual Property owned by the Company or any Company Subsidiary is subsisting and unexpired, and to the knowledge of the Company, valid and enforceable. The Company and the Company Subsidiaries own or have the right to use, all Intellectual Property necessary for the conduct of its business as presently conducted. The conduct of the Company’s and the Company Subsidiaries’ business does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any Person, there are no claims (including cease and desist letters or invitations to take a patent license) alleging the same. To the knowledge of the Company, no Person is Infringing any Intellectual Property of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have taken reasonable security measures to protect and maintain their material Intellectual Property, and all Persons who have created, invented or contributed to material Intellectual Property of the Company and any Company Subsidiary have assigned to the Company or a Company Subsidiary all of their rights therein.

(u) Illegal Payments. The Company has never made any illegal payment of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to the United States or any foreign national, state or local Governmental Body, employees or agents.

(v) Related Party Transactions. No transaction has occurred or relationship exists between or among the Company or any Company Subsidiary, on the one hand, and any of their respective related persons or Affiliates, on the other hand, that is required under Item 404 of Regulation S-K of the 1933 Act to be described in the Company SEC Documents that is not so described therein. Section 2(v) of the Disclosure Schedule sets forth any Contracts or other transactions (i) between Pegasus and any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company or any Company Subsidiary or any other Affiliate or related person of the Company, on the other hand; and (ii) between Pegasus and any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and any other Person to the extent such Contract is on behalf of or for the benefit of the Company or any Company Subsidiary, and to the extent not described in the 2011 Form 10-K. As used in this Section 2(v), “related person” shall have the meaning set forth in Item 404 of Regulation S-K promulgated under the 1933 Act.

(w) Insurance. Section 2(w) of the Disclosure Schedule provides a complete list of the Company’s fire and casualty, errors and omissions, directors and officers, or any other material insurance policy, currently in effect. The policies listed in Section 2(w) of the Disclosure Schedule are in full force and effect, all premiums thereon have been paid when due, and, to the knowledge of the Company, the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. The Company has not received any notice of default, cancellation or non-renewal with respect to any such policy or arrangement nor, to the knowledge of the Company, has the termination of any such policy or arrangement been threatened.

(x) Not an “Investment Company.” The Company and the Company Subsidiaries are not, nor are they directly or indirectly controlled by or acting on behalf of any Person that is, an investment company within the meaning of the Investment Company Act of 1940, as amended.

(y) Anti-takeover Provisions Not Applicable. No “moratorium,” “control share,” “fair price,” “takeover,” “business combination” or “interested shareholder” or other similar anti-takeover statute or regulation (including any provision of the Company’s Certificate of Incorporation or Bylaws) is applicable to the transactions contemplated by (and the Company and the Board have taken all necessary action, if any, in order to render any such statute, regulation or provision inapplicable to Purchaser) this Agreement and/or the Transaction Documents.

(z) U.S. Real Property Holding Corporation. The Company is not, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(aa) Organizational Documents. Except as set forth in Section 2(s) of the Disclosure Schedule, as of the date hereof, the Company’s Certificate of Incorporation, Bylaws, Series H Certificate of Designation and Series I Certificate of Designation currently on file with the SEC are true, accurate and complete in all respects, and, except as contemplated by this Agreement and the transactions contemplated hereby, no modifications thereto are currently contemplated by the Company or its Board of Directors.

3. Purchaser Representations and Warranties. Purchaser represents and warrants with respect to itself to the Company as follows:

(a) Purchaser has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and thereunder, and to purchase, acquire and accept delivery of the Purchased Shares.

(b) The Purchased Shares are being acquired for Purchaser’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities Laws.

(c) Purchaser is knowledgeable in financial matters and is able to evaluate the risks and benefits of an investment in the Purchased Shares. Purchaser understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. Purchaser has carefully considered and has, to the extent Purchaser deems necessary, discussed with Purchaser’s professional legal, tax, accounting and financial advisers the suitability of its investment in the Purchased Shares.

(d) Purchaser is able to bear the economic risk of its investment in the Purchased Shares for an indefinite period of time because the Purchased Shares have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available. Purchaser: (i) understands and acknowledges that the Purchased Shares being issued to Purchaser have not been registered under the 1933 Act, nor under the securities Laws of any state, nor under the Laws of any other country and (ii) recognizes that no public agency has passed upon the accuracy or adequacy of any information provided to Purchaser or the fairness of the terms of its investment in the Purchased Shares.

(e) Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Purchased Shares and has had full access to such other information concerning the Company as has been requested.

(f) This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the execution, delivery and performance of this Agreement by Purchaser does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Purchaser is a party or any judgment, Order or decree to which Purchaser is subject.

(g) Purchaser became aware of the offering of the Purchased Shares other than by means of general advertising or general solicitation.

(h) Purchaser is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder, as amended by Section 413 of the Private Fund Investment Advisers Registration Act of 2010 and any applicable rules or regulations or interpretations thereof promulgated by the SEC or its staff.

(i) Purchaser acknowledges that the certificates for the Purchased Shares will contain a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

Subject to any lock-up or other similar agreement that may apply to the Purchased Shares as may be specifically agreed to with Purchaser, the requirement that the Purchased Shares contain the legend set forth in clause (i) above shall cease and terminate when such shares are transferred pursuant to Rule 144 promulgated under the 1933 Act. Upon the consummation of an event described in the immediately preceding sentence, the Company, upon surrender of certificates containing such legend, shall, at its own expense (without the need for any opinion of counsel for Purchaser), deliver to the holder of any such securities as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such securities not bearing such legend.

4. Additional Agreements.

(a) Compliance with Laws. Purchaser agrees, severally and not jointly as to itself, not to make any sale, transfer or other disposition of the Purchased Shares in violation of the 1933 Act, the 1934 Act, the rules and regulations promulgated thereunder or any applicable securities Laws.

(b) Tax Provision. The Company and Purchaser intend that for U.S. federal, state and local income tax purposes, the Series H Preferred Stock will be treated as equity and each of the Company and Purchaser agrees that it will not take any position to the contrary with respect to any Purchased Shares it acquires pursuant to the terms of this Agreement.

(c) Purchaser Expenses. The Company shall pay up to $75,000 of Purchaser’s reasonable and documented out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by Purchaser to the extent that such fees and expenses relate to services rendered in conjunction with Purchaser’s investment in the Series H Preferred Stock.

(d) Purchaser Information Rights. For so long as Purchaser owns in the aggregate at least 10,000 shares of Series H Preferred Stock (or the equivalent amount of Conversion Shares), during normal business hours, the Company shall provide to Purchaser reasonable access to customary information, access and inspection rights, including delivering to Purchaser the following information (collectively, the “Public Company Information”):

i.	on an annual basis and promptly after it has been made available (but no later than thirty (30) days before the beginning of each fiscal year), (A) an annual budget of the Company, (B) a business plan of the Company, and (C) financial forecasts for the next fiscal year of the Company, in each case to the extent and in such manner and form prepared by or for the Company’s Board;

ii.	on an annual basis and promptly after it has been made available (but no later than seventy-five (75) days after the end of each fiscal year), annual unaudited financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

iii.	on a quarterly basis and promptly after it has been made available (but in no event later than forty (40) days after the end of each quarter), unaudited quarterly financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

iv.	final drafts of monthly management and operating reports of the Company as reasonably requested by Purchaser to the extent and in such manner and form prepared by or for the Company’s chief executive officer and/or provided to the Board; and

v.	such other financial, management and operating reports and information reasonably requested by Purchaser, including all such information as required for customary reporting to the limited partners of Purchaser’s Affiliates and for tax reporting purposes.

In addition, in the event that the Company is no longer obligated to file an annual report on Form 10-K or quarterly report on Form 10-Q with the SEC, the Company shall also deliver the following to Purchaser (collectively, the “Private Company Information” and together with the Public Company Information and the Late Company Information (as defined below), the “Company Information”):

vi.	as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter (to the extent practicable), a consolidated balance sheet of the Company and the Company Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and followed promptly thereafter (to the extent it shall be available) with the opinion of the independent registered public accounting firm selected by the Company’s Audit Committee with respect to such financial statements; and

vii.

in lieu of providing the information required under the foregoing Section 4(d)(iii), as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter (to the extent practicable), an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail, except that such financial statements need not contain the notes required by GAAP.

viii.	if Purchaser no longer owns an aggregate of at least 10,000 shares of Series H Preferred Stock (or the equivalent amount of Conversion Shares) but owns an aggregate of at least 5,000 shares of Series H Preferred Stock (or the equivalent amount of Conversion Shares), the Company shall provide Purchaser with the following information:

A.	in the event the Company is obligated to file an annual report on Form 10-K or quarterly report on Form 10-Q with the SEC and fails to file any such Form 10-K or Form 10-Q within sixty (60) days of the then-applicable filing deadline (as extended by Rule 12b-25 of the 1934 Act), then upon the written request of Purchaser, the Company shall promptly provide Purchaser (collectively, the “Late Company Information”):

B.	in the case of a late Form 10-K, annual unaudited financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board; and

C.	in the case of a late Form 10-Q, unaudited quarterly financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

ix.	in the event the Company is no longer obligated to file an annual report on Form 10-K or quarterly report on Form 10-Q with the SEC, the Company shall deliver the Late Company Information to Purchaser.

(e) Redemption.

i.	Subject to this Section 4(e), Purchaser and Zouk shall have the right, within ten (10) Business Days following September 25, 2015 (the “Redemption Trigger Date”), to require the Company to redeem (a “Redemption”) all or a portion of the Purchased Shares for an amount in cash equal to the Redemption Repurchase Amount of such Purchased Shares submitted for redemption.

ii.	Purchaser and Zouk shall effect a Redemption of the Purchased Shares pursuant to this Section 4(e) by providing the Company with a written

Redemption notice, executed by both Purchaser and Zouk (a “Redemption Notice”), specifying: (A) the number of Purchased Shares and Zouk Shares to be redeemed and (B) subject to Section 4(e)(iii) below, the date on which such Redemption is to be effected (the “Redemption Date”), which Redemption Date and time shall not be prior to one hundred eighty (180) days after the Redemption Trigger Date; provided, that (x) within twenty four (24) hours of receiving a Redemption Notice, the Company shall provide each of the applicable Primary Investors (as defined in the Series H Certificate of Designation and the Series I Certificate of Designation, respectively) written notice of its receipt of such a Redemption Notice, together with a copy of such Redemption Notice and all related documentation included therewith, and (y) notwithstanding anything herein to the contrary, a Redemption Notice shall only become effective on the fifth (5th) Business Day after receipt by the Company of such Redemption Notice. To effect a Redemption of the Purchased Shares, Purchaser shall surrender the certificate(s) representing such Purchased Shares to the Company. On the Redemption Date, the Company shall pay the Redemption Repurchase Amount by check to the order of Purchaser or, if instructions are provided therefore in the Redemption Notice, by wire transfer of immediately available funds. Unless all of the Purchased Shares are redeemed on the Redemption Date, the Company shall, as soon as practicable and in no event later than one hundred eighty (180) days after the Redemption Notice and at its own expense, issue a new certificate evidencing the number of Purchased Shares owned by Purchaser after giving effect to the Purchased Shares redeemed on the Redemption Date. Any Purchased Shares redeemed pursuant to the terms hereof shall be canceled and shall not be reissued.

iii.	Any Redemption of Purchased Shares pursuant to this Section 4(e) shall be payable only to the extent permitted under applicable Delaware law. Notwithstanding anything to the contrary herein, the Company shall not be permitted or required to redeem any Purchased Shares for so long as such Redemption would result in an event of default under (A) the Debt Facilities; or (B) any amendments or restatements of, supplements to, or new facility or facilities entered into in replacement of, the Debt Facilities.

iv.	Purchaser hereby acknowledges and agrees that any Redemption hereunder will be on a pari passu basis with the rights of the Holders under Section 5(a) of the Series H Certificate of Designation and Section 5(a) of the Series I Certificate of Designation.

(f) Board Observer and Agreement to Vote.

i.

For so long as Purchaser beneficially owns at least 2,500 Purchased Shares (as adjusted for any Reclassification of the Preferred Shares), Purchaser shall have the right to designate one non-voting board observer who will be entitled to attend all meetings of the Board, participate in all deliberations of the Board and receive copies of all materials provided to the Board; provided, that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board; provided, further, that the Company shall be entitled to exclude such observer from such portions of a meeting of the Board to the extent such observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege or if the matter to be discussed at such Board meeting is one in which such observer or its Affiliates has a conflict of interest with the Company. Notwithstanding anything to the contrary herein, this Section 4(f)(i) shall terminate automatically and be of no further force or effect upon: (A) the consummation of a Qualified Public Offering, (B) the conversion or redemption of all outstanding Purchased Shares pursuant to (1) Section 4(c) of the Series H Certificate of Designation or (2) Section 4(e) above.

ii.	Purchaser hereby covenants and agrees to vote all shares of Capital Stock owned by Purchaser and its Affiliates in favor of any proposal to approve (A) the Amended and Restated Certificate of Designation of Series H Preferred Stock, substantially in the form attached hereto as Exhibit E, and (B) the Amended and Restated Certificate of Designation of Series I Preferred Stock substantially in the form attached hereto as Exhibit F. Purchaser further agrees that any breach of this Section 4(f) may result in irreparable damage to the Company for which the Company will not have an adequate remedy at law. Accordingly, in addition to any other remedies and damages available, Purchaser acknowledges and agrees that the Company may immediately seek enforcement of this Section 4(f) by means of specific performance or injunction, without any requirement to post a bond or other security

(g) Confidentiality. Purchaser, and each Affiliate of Purchaser, receiving Company Information hereunder shall keep such Company Information confidential and shall not provide access to such Company Information to any other Person; provided, that Purchaser may provide access to such Company Information (A) to its agents, employees, directors, officers, trustees, partners, Affiliates, attorneys, accountants, advisors, auditors, portfolio management services and investors having an obligation of confidentiality to Purchaser in the ordinary course of Purchaser’s business; (B) to prospective transferees or purchasers of any of the Purchased Shares held by Purchaser; provided, that any such prospective transferee or purchaser shall have agreed to keep the same confidential in accordance with the provisions of this Section 4; (C) as required by Law, subpoena, judicial Order or similar legal process; provided, that Purchaser shall notify the Company prior to disclosure if permitted by Law; (D) in connection with any litigation related to any Transaction Document or other agreement between Purchaser or any of its Affiliates and the Company or any of its Affiliates or in connection with the exercise of any right or remedy under any such Transaction Document or agreement; and (E) as may be required in connection with the examination, audit or similar investigation of Purchaser or with respect to a request from any Governmental Body having jurisdiction over Purchaser. The foregoing confidentiality restriction shall not apply to any Company Information that is in the public domain, becomes part of the public domain after disclosure to Purchaser other than due to a breach by Purchaser of this Section 4, was within Purchaser’s possession or developed by it prior to being furnished with such information as evidenced by Purchaser’s records, or becomes available to Purchaser on a non-confidential basis from a source other than the Company.

(h) Freedom to Pursue Corporate Opportunities. The Company expressly acknowledges and agrees that for so long as Purchaser beneficially owns any Purchased Shares or any shares of Common Stock issued upon conversion thereof: (i) Purchaser and each director of the Company who is a member, director, officer, employee or Affiliate of Purchaser (an “Affiliated Person”) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (ii) in the event that Purchaser or such Affiliated Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, Purchaser or such Affiliated Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of any agreement to the contrary, shall not be liable to the Company or its Affiliates or stockholders or creditors for breach of any duty (contractual or otherwise) by reason of the fact that Purchaser or such Affiliated Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company or any of its Subsidiaries; provided, that the provisions of this Section 4(h) shall not apply with respect to the actions of any individual while serving in an operational capacity as an officer or other employee of the Company. Purchaser agrees on behalf of itself and each Affiliated Person to keep confidential all proprietary and non-public information regarding the Company received in such capacity to the same extent as Company Information is required to be kept confidential in accordance with Section 4(g) hereof. Purchaser further agrees on behalf of itself and each Affiliated Person not to use such proprietary and non-public information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by Purchaser in the Purchased Shares (or any shares of Common Stock issued upon conversion thereof).

(i) Terms of the Preferred Shares. Each of the parties hereto acknowledges that the Series H Preferred Stock shall have the powers, preferences and rights, and be subject to the qualifications, limitations or restrictions set forth in the Series H Certificate of Designation, including those set forth in the last sentence of Section 5(c) thereof.

(j) Current Public Information. The Company agrees to use its commercially reasonable efforts to make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the 1933 Act, at all times after the Closing.

(k) Certain Actions. Promptly following the date hereof, the Company shall take all actions required to promptly prepare and file any required notice of exempt offering of securities, including a Form D, with the SEC pursuant to the 1933 Act and/or other comparable form with state securities regulators with respect to any applicable “blue sky” laws, in each such case, with respect to the transactions contemplated hereby.

(l) Enforcement of Voting Agreements. The Company agrees to take all action necessary to enforce and exercise its rights under the Voting Agreements.

(m) U.S. Real Property Holding Corporation Status. So long as Purchaser beneficially owns any Purchased Shares, the Warrant or any shares of Common Stock issued upon conversion thereof, the Company shall not become a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(n) Company Consent to Affiliate Transfers. The Company hereby agrees that, notwithstanding the definition of “Permitted Transfer” in the Series H Certificate of Designation, on or after the date on which Purchaser has paid the Company the Purchase Price in full, Purchaser shall be permitted to Transfer (as defined in the Series H Certificate of Designation) all or any portion of the Purchased Shares to any of its Affiliates or any direct or indirect equityholder of Purchaser.

(o) Preemptive Rights. Notwithstanding the consummation of the transactions contemplated hereby, Purchaser hereby acknowledges that the Company is obligated to, and the Company agrees that it shall (to the extent that it has not already), comply with the terms of Section 14 of the Series H Certificate of Designation and Section 14 of the Series I Certificate of Designation, as each such section applies to the Offering.

5. Indemnification by the Company.

(a) Subject to the limitations and other provisions of this Section 5, the Company shall save, defend, indemnify and hold harmless Purchaser and its affiliates and the respective representatives, directors, officers, employees, members, managers, partners, stockholders, controlling Persons, agents, representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable out-of-pocket attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to the Excluded Liabilities or any breach of any representation, warranty or covenant made by the Company and contained in this Agreement and the Disclosure Schedule.

(b) Purchaser shall give notice to the Company promptly after Purchaser has actual knowledge of any claim as to which indemnity may be sought, and to the extent such claim is a third party claim, shall permit the Company to assume the defense of any such third party claim or any litigation resulting therefrom; provided, that counsel for the Company who shall conduct the defense of such third party claim or any litigation resulting therefrom shall be approved by Purchaser (which approval shall not unreasonably be withheld, conditioned or delayed), and Purchaser may participate in such defense at its expense (other than as provided below), and provided further, that the failure of Purchaser to give notice as provided herein shall not relieve the Company of its obligations under this Agreement, except to the extent that the Company is actually and materially prejudiced thereby. Purchaser, at the Company’s cost and expense, shall furnish such information regarding itself or the claim in question as the Company may reasonably request and as shall be reasonably required in connection with the defense of any such third party claim and/or litigation resulting therefrom. Purchaser shall have the right to retain its own counsel, with the fees and expenses to be paid by the Company, if (i) the Company fails to prosecute the applicable third party claim or litigation resulting therefrom in a prompt and timely fashion and/or (ii) representation of Purchaser by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between Purchaser and any other party represented by such counsel in such proceeding; provided, that in no event shall the Company be required to pay the fees and expenses of more than one such separate counsel (other than foreign counsel) for Purchaser unless and to the extent that representation of Purchaser by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between or among the Company and Purchaser. Notwithstanding anything in this Section 5(b) to the contrary, neither the Company nor Purchaser shall, without the prior written consent of the other party, settle or compromise any third party claim as to which indemnity may be sought or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of such third party claim. If the Company makes any payment on any claim, the Company shall be subrogated, to the extent of such payment, to all rights and remedies of Purchaser to any insurance benefits or other claims of Purchaser with respect to such claim.

(c) Survival. The representations and warranties of the parties set forth in this Agreement and the other Transaction Documents shall survive for a period of eighteen (18) months following the Closing and thereafter shall be of no further force or effect; provided, that the representations and warranties set forth in Sections 2(h)(ii)(B) (Balance Sheet Indebtedness), 2(i)(i) (Absence of Changes in Indebtedness), 2(r) (Tax Matters), 2(t) (Intellectual Property) and 2(v) (Related Party Transactions) shall survive for the applicable period of the statute of limitations and the representations and warranties set forth in Sections 2(a) (Organization), 2(b) (Power), 2(c) (Subsidiaries), 2(d)(i) (Authorization), 2(e) (Capital), 2(g) (Capitalization) shall survive indefinitely (or if indefinite survival is not permitted by Law, then for the maximum period permitted by applicable Law). Following the expiration of the periods set forth above with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation or warranty. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto shall survive the Closing indefinitely (or if indefinite survival is not permitted by Law, then for the maximum period permitted by applicable Law). Anything herein to the contrary notwithstanding, any claim for indemnification that is asserted by written notice within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or a written agreement between the Company and Purchaser.

6. General Provisions.

(a) Definitions. As used herein, the following terms shall have the following meanings:

“1933 Act” shall have the meaning set forth in Section 2(h)(i).

“1934 Act” shall have the meaning set forth in Section 2(h)(i).

“2011 Form 10-K” shall have the meaning set forth in Section 2(h)(i).

“Affiliate” shall mean any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity; provided, however, that for purposes of the definition of “Affiliate,” Purchaser shall not be deemed an “Affiliate” of the Company.

“Agreement” shall have the meaning set forth in the preamble.

“Assignment” shall have the meaning set forth in the recitals.

“Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other similar employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any Company Employee has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any Company Subsidiary for such Company Employee.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or Florida are authorized by Law to be closed; provided, that with respect to any notice period that is shorter than ten (10) Business Days and includes a Friday, such period shall be extended for one (1) additional Business Day.

“Bylaws” shall mean, when used with respect to a specified Person, the bylaws of a Person, as the same may be amended from time to time.

“Capital Stock” shall mean, with respect to any Person, any and all shares, shares of beneficial interest, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock or any form of membership, ownership or participation interests, as applicable, including partnership interests, whether now outstanding or hereafter issued and any and all securities, debt instruments, rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“Certificate of Incorporation” shall mean, when used with respect to a specified Person, the articles or certificate of incorporation or other applicable organizational document of such Person, including any certificate of designation, as currently in effect.

“Cleantech A” shall have the meaning set forth in the recitals.

“Cleantech B” shall have the meaning set forth in the recitals.

“Closing” shall have the meaning set forth in Section 1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the preamble.

“Company Employee” shall mean each current or former employee, director or individual independent contractor of the Company or any Company Subsidiary.

“Company Information” shall have the meaning set forth in Section 4(d).

“Company SEC Documents” shall have the meaning set forth in Section 2(h)(i).

“Company Subsidiary” and “Company Subsidiaries” shall have the meaning set forth in Section 2(c).

“Consents” shall mean all governmental and third party consents, approvals, filings, authorizations, qualifications and waivers necessary to be received or made by a Person.

“Contract” shall mean any legally binding contract, agreement, mortgage, deed of trust, bond, loan, indenture, lease, license, note, option, warrant, right, instrument, commitment or other similar document, arrangement or agreement, whether written or oral, together with all amendments, modifications and/or supplements thereof.

“Conversion Shares” shall have the meaning set forth in Section 2(d)(i).

“Credit Facility” shall have the meaning set forth in Section 2(k).

“Debt Facilities” shall have the meaning set forth in Section 2(k).

“Derivative Securities” shall have the meaning set forth in Section 2(g).

“Disclosure Schedule” shall have the meaning set forth in Section 2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Liabilities” means all liabilities of the Company set forth on Section 5(a) of the Disclosure Schedule.

“GAAP” shall have the meaning set forth in Section 2(h)(ii).

“Governmental Body” shall mean any government or governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision, whether located in the United States or abroad.

“Infringe” shall have the meaning set forth in Section 2(t).

“Intellectual Property” shall have the meaning set forth in Section 2(t).

“Late Company Information” shall have the meaning set forth in Section 4(d).

“Law” shall mean any treaty, statute, ordinance, code, rule, regulation, Order or other legal requirement enacted, adopted, promulgated, applied or followed by any Governmental Body.

“LC Facility” shall have the meaning set forth in Section 2(k).

“Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings (public or private), governmental proceedings or stockholder actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings.

“Lien” shall mean any mortgage, pledge, Lien (statutory or otherwise), security interest, hypothecation, conditional sale agreement, encumbrance or similar restriction or agreement.

“Material Adverse Effect” shall mean any event, change, effect, condition or contingency that has a material adverse effect on the business, assets, liabilities (including contingent liabilities), results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than to the extent resulting from: (i) changes in general business or economic conditions affecting the industry generally in which the Company and the Company Subsidiaries operate, (ii) changes in national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, (iii) changes generally affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, or (v) changes in applicable Laws (including any changes in interpretations thereof), in each case in the foregoing clauses (i) through (v), inclusive, which do not disproportionately affect the Company or the Company Subsidiaries as compared to other similarly situated participants in the industry in which the Company and the Company Subsidiaries operate.

“Material Contract” or “Material Contracts” shall have the meaning set forth in Section 2(s).

“Offered Shares” shall have the meaning set forth in the recitals.

“Offered Warrants” shall have the meaning set forth in the recitals.

“Offering” shall have the meaning set forth in the recitals.

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment, mediation or arbitration award (whether temporary, preliminary or permanent).

“Pegasus” shall mean Pegasus Capital Advisors, L.P.

“Permits” shall mean any approvals, authorizations, licenses, permits, consents or certificates by or of any Governmental Body.

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint stock company, Governmental Body or other entity.

“Private Company Information” shall have the meaning set forth in Section 4(d).

“Public Company Information” shall have the meaning set forth in Section 4(d).

“Purchase Price” shall have the meaning set forth in the recitals.

“Purchased Shares” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the preamble.

“Qualified Public Offering” shall mean a firmly committed underwritten public offering of the Common Stock on The NASDAQ Stock Market or the New York Stock Exchange pursuant to an effective registration statement filed under the 1933 Act, where (a) the gross proceeds received by the Company and any selling stockholders in the offering are no less than $100 million and (b) the market capitalization of the Company immediately after consummation of the offering is no less than $500 million.

“Reclassification” shall mean any reclassification, stock split, reverse stock split, stock dividend, subdivision, combination, consolidation,

recapitalization or any similar proportionately-applied change of outstanding shares of Common Stock (other than a change in, of, or from par value) while Purchaser holds any Purchased Shares.

“Redemption Date” shall have the meaning set forth in Section 4(e)(ii).

“Redemption Notice” shall have the meaning set forth in Section 4(e)(ii).

“Redemption Repurchase Amount” shall mean an amount equal to the product obtained by multiplying (A) the stated value of $1,000, (B) the number of Purchased Shares to be redeemed and (C) 1.5.

“Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement by and among the Company, RW LSG Holdings LLC, RW LSG Management Holdings LLC, Purchaser and Zouk to be dated the date hereof, substantially in the form of Exhibit G hereto.

“Riverwood” shall mean RW LSG Holdings LLC.

“SEC” shall have the meaning set forth in Section 2(h)(i).

“Series H Certificate of Designation” shall have the meaning set forth in the recitals.

“Series H Preferred Stock” shall have the meaning set forth in the recitals.

“Series I Certificate of Designation” shall have the meaning set forth in the recitals.

“Series I Preferred Stock” shall have the meaning set forth in the recitals.

“Subsidiary” shall mean (i) as to any Person, any other Person more than 50% of the shares of the voting stock, voting interests, membership interests or partnership interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries and/or (ii) any Person with respect to which the Company or a Company Subsidiary is a general partner or managing member.

“Tax Return” shall mean any return, report, estimate, declaration, information return or other document (including any related, attached or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

“Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, escheat payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fees or other taxes, including any interest, penalties, fines or additions attributable thereto, whether disputed or not.

“Transaction Documents” shall mean this Agreement, the schedules and exhibits hereto, certificates evidencing the Purchased Shares, the Registration Rights Agreement, the Warrant and any certificate or other document required to be delivered by or on behalf of the Company or Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

“Voting Agreements” shall mean, collectively, that certain Voting Agreement, dated as of the date hereof, between the Company and Pegasus and that certain Voting Agreement, dated as of the date hereof, between the Company and Riverwood.

“Warrant” shall have the meaning set forth in the recitals.

“Zouk” shall have the meaning set forth in the recitals.

“Zouk Shares” shall have the meaning set forth in the recitals.

(b) Choice of Law. The Laws of the State of New York without reference to any conflict of Laws provisions thereof that would result in the application of the Law of a different jurisdiction, will govern all questions concerning the construction, validity and interpretation of this Agreement.

(c) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Purchaser, provided, that it is understood and agreed that no amendment or waiver of this Agreement shall be applicable to, or with respect to, Purchaser without Purchaser’s prior written consent. No delay or failure of Purchaser in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Purchaser are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Purchaser of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing by Purchaser and shall be effective only to the extent in such writing specifically set forth.

(d) Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

(e) Effectiveness. It is understood that this Agreement is not effective and binding upon any of the parties hereto until executed and delivered by each of the parties hereto.

(f) Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(g) Benefit of Agreement, Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Purchaser and their respective successors and assigns, heirs, executors and personal representative, as applicable, except that the Company shall not have the right to assign any of its rights under this Agreement without the prior written consent of Purchaser. Notwithstanding the foregoing, the rights of Purchaser set forth herein shall inure to the benefit of Purchaser and its transferees. This Agreement is made solely for the benefit of the parties hereto and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 5 or as set forth above, and no other Person shall have any rights, interest or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

(h) Notices. All notices and other communications required or permitted to be delivered hereunder shall be in writing and will be deemed properly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, electronic mail or otherwise (including electronic confirmation of successful transmission generated by the facsimile machine of the sender), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid; provided, that regardless of the method of delivery selected by the Company, any notices or communications transmitted to Purchaser hereunder shall also be sent by electronic mail, as follows:

If to Purchaser, at such address as confirmed in writing by Purchaser to the Company, it being understood that email confirmation would constitute such a writing.

If to the Company:

Lighting Science Group Corporation

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Attention: Thomas C. Shields, Chief Financial Officer

Tel: (321) 779-5520

Fax: (321) 779-5521

Email: tom.shields@lsgc.com

With a copy (which shall not constitute notice or constructive notice) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attention: Greg R. Samuel, Esq.

Tel: (214) 651-5645

Fax: (214) 200-0577

Email: greg.samuel@haynesboone.com

Either party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

(i) Entire Agreement. This Agreement, the Transaction Documents and all Exhibits and Schedules attached here or thereto constitute the entire agreement and understanding between the Company and Purchaser and the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between the Company and Purchaser relating to the subject matter hereof and thereof.

(j) Arbitration. Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by binding arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Except as required by Law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover. PURCHASER AND THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE U.S. FEDERAL AND STATE COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.

(k) Rules of Construction. Words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion in which such words appear. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any reference to any federal, state, local or foreign statute, Law or other legal regulation shall be deemed to also to refer to all rules and regulations promulgated thereunder. References herein to “$” shall be references to United States Dollars. The words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”.

(l) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and the other Transaction Documents be consummated as originally contemplated to the greatest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

COMPANY:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
Name:	Thomas C. Shields
Title:	Chief Financial Officer

Signature Page to Preferred Stock Subscription Agreement

PURCHASER:

PORTMAN LIMITED

By:	/s/ Mohamed Ali Al Dhaheri
Name:	Mohamed Ali Al Dhaheri
Title:	Director

By:	/s/ Salem Mohamed Al Ameri
Name:	Salem Mohamed Al Ameri
Title:	Director

Signature Page to Preferred Stock Subscription Agreement